EXHIBIT 99

SWIFT TRANSPORTATION ANNOUNCES RANGE FOR FIRST QUARTER 2014 EARNINGS AND TIMING OF EARNINGS RELEASE AND CONFERENCE CALL

Swift Transportation Company, Inc. (“Swift”) (NYSE: SWFT) expects Adjusted Earnings Per Share (“Adjusted EPS”) to be within the range of $0.11 to $0.13 for the first quarter of 2014.

The lower than expected Adjusted EPS in the first quarter of 2014 is primarily related to the severe weather experienced throughout the quarter and its effect on overall volume, fuel and maintenance expense, as well as insurance and claims expense. Given that approximately 60% of Swift's volume is east of the Rockies, the weather impact was substantial and will be discussed in more detail in its letter to stockholders, which will be published on April 24, 2014.

Notwithstanding the weather, Swift experienced encouraging trends in several areas. Utilization, as measured by loaded miles per tractor per week, in the Truckload segment was down year over year for the quarter, but improved sequentially each month with March increasing 1% year over year. Growth in the Dedicated segment continues to improve with an increase of almost 550 trucks during the first quarter. In addition, container on flat car volume in the Intermodal segment increased 7.2% in the first quarter of 2014 compared to the first quarter of 2013 despite the difficulty some of the railroads experienced with weather.

Richard Stocking, President and Chief Operating Officer of Swift said, “While we are disappointed by the impact of the extraordinary challenges we experienced with the weather this quarter, we are optimistic about the underlying fundamentals we are seeing in the market and the traction we are gaining on our internal initiatives. Capacity remains tight, demand is increasing, we are gaining momentum with pricing, and we are starting to realize positive results from our strategic initiatives. We are focused on servicing our customers and drivers and executing on our goals. The weather slowed us down temporarily, but we are excited about our future.”

Swift will release its earnings for the first quarter ended March 31, 2014 after market close on Thursday, April 24, 2014 in the form of a letter to stockholders. The letter will be published on the company’s website at http://investor.swifttrans.com/ as well as filed with the SEC on a form 8-K.

Following the distribution of the letter to stockholders, questions regarding the periods’ performance may be submitted to Investor_Relations@swifttrans.com. Questions will be accepted until 7:00pm EDT on Thursday, April 24th and will be answered on a conference call on Friday, April 25, 2014 at 11:00am EDT.

Participants may access the call using the following dial-in numbers:
U.S./Canada: (877) 897-8479
International/Local: (706) 501-7951
Conference ID: 20466821

The letter to stockholders, transcript of the Q&A, as well as a link for the replay, will be available via Swift’s investor relations website: http://investor.swifttrans.com/

Contact Info:

Jason Bates, Vice President of Finance and Investor Relations Officer
or
Ginnie Henkels, Executive Vice President and Chief Financial Officer

Office: 602-269-9700

This release contains forward-looking statements, which are based on information currently available. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, our estimated range of Adjusted EPS for the first quarter 2014, our optimism on market fundamentals, increasing demand, momentum in pricing, Dedicated growth and positive results from strategic initiatives. Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factor Section of our Annual Report Form 10-K for the year ended December 31, 2013. You should understand that many important factors, in addition to those in our filings with the SEC, could impact us financially. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the prices of the Company's securities may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events, new information or changes in these expectations.